News Release		EXHIBIT 99
Exxon Mobil Corporation
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Irving, TX 75039-2298
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CONTACT:	ExxonMobil Media Relations
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FOR IMMEDIATE RELEASE
FRIDAY, FEBRUARY 19, 2016

ExxonMobil Announces 2015 Reserves Additions

•         1 billion oil-equivalent barrels added to reserves; replacement ratio 67 percent

•         Liquids replaced at a ratio of 219 percent comprising 59 percent of total proved reserves

•         Ten-year replacement ratio of 115 percent

IRVING, Texas – Exxon Mobil Corporation said today it added 1 billion oil-equivalent barrels of proved oil and gas reserves in 2015, replacing 67 percent of production, including a 219 percent replacement ratio for crude oil and other liquids.

At year-end 2015, ExxonMobil's proved reserves totaled 24.8 billion oil-equivalent barrels. Liquids represented 59 percent of proved reserves, up from 54 percent in 2014. ExxonMobil’s reserves life at current production rates is 16 years.

In 2015, reserves were added in Abu Dhabi, Canada, Kazakhstan and Angola. Liquid additions during 2015 totaled 1.9 billion barrels. Natural gas proved reserves were reduced by 834 million oil-equivalent barrels primarily in the United States reflecting the change in natural gas prices. The company expects this gas to be developed and booked as proved reserves in the future.

Over the past 10 years, ExxonMobil has replaced 115 percent of the reserves it produced, including the impact of asset sales.

“ExxonMobil has a successful track record of proved reserves replacement over the long term, demonstrating the strength of our global strategy to identify, evaluate, capture and advance high-quality opportunities,” said Rex W. Tillerson, chairman and chief executive officer.

“Our proved reserves represent a diverse portfolio that positions us to create shareholder value as we supply long-term energy demand growth. We will continue to apply our disciplined, paced investing approach as we develop our industry-leading resource base.”

Reserves additions in 2015 reflect new developments as well as revisions and extensions of existing fields resulting from drilling, studies and analysis of reservoir performance. The annual reporting of proved reserves is the product of the corporation’s long-standing, rigorous process that ensures consistency and management accountability in all reserves bookings. Consistent with SEC requirements, ExxonMobil reports reserves based on the historic average market prices on the first day of each calendar month during the year.

Resource Base

During 2015, ExxonMobil added 1.4 billion oil-equivalent barrels to its resource base through by-the-bit exploration discoveries, undeveloped resource additions and strategic acquisitions.

ExxonMobil’s by-the-bit exploration success in 2015 included a significant oil discovery offshore Guyana and additional discoveries in Iraq, Australia, Romania and Nigeria. Strategic unconventional resource additions were made in the Permian Basin in West Texas, Canada and Argentina.

Overall, the corporation’s resource base totaled more than 91 billion oil-equivalent barrels at year-end 2015, taking into account field revisions, production and asset sales. The resource base includes proved reserves, plus other discovered resources that are expected to be ultimately recovered.

CAUTIONARY NOTE: Proved reserve figures in this release are based on current SEC definitions. Reserves also include oil sands and equity company reserves for all periods, which were excluded from SEC reserves prior to 2009.

The reserves replacement ratio is calculated for a specified period utilizing the applicable proved oil-equivalent reserves additions divided by oil-equivalent production.

The terms “resources” and “resource base” include quantities of discovered oil and gas that are not yet classified as proved reserves but that are expected to be ultimately recovered in the future. The term “resource base” is not intended to correspond to SEC definitions such as “probable” or “possible” reserves.

The term “project” as used in this release does not necessarily have the same meaning as in any government payment transparency reports.

About ExxonMobil

ExxonMobil, the largest publicly traded international oil and gas company, uses technology and innovation to help meet the world’s growing energy needs. ExxonMobil holds an industry-leading inventory of resources and is one of the largest integrated refiners, marketer of petroleum products and chemical manufacturers in the world. Follow ExxonMobil on Twitter at www.twitter.com/exxonmobil.